SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 3)*

CVR Refining, LP
(Name of Issuer)

Common Units
(Title of Class of Securities)

12663P107
(CUSIP Number)

Keith Schaitkin, Esq.
Icahn Capital LP
767 Fifth Avenue, 47th Floor
New York, New York 10153
(212) 702-4300
(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)

June 10, 2013
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Section 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

CUSIP No. 12663P107

1.           NAME OF REPORTING PERSON
CVR Refining Holdings, LLC

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
104,778,764

8           SHARED VOTING POWER
12,000

9           SOLE DISPOSITIVE POWER
104,778,764

10           SHARED DISPOSITIVE POWER
12,000

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
104,790,764

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
71.0%

14           TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 12663P107

1.           NAME OF REPORTING PERSON
Coffeyville Resources, LLC

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
0

8           SHARED VOTING POWER
104,790,764

9           SOLE DISPOSITIVE POWER
0

10           SHARED DISPOSITIVE POWER
104,790,764

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
104,790,764

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
71.0%

14           TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 12663P107

1.           NAME OF REPORTING PERSON
Coffeyville Refining & Marketing, Inc.

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
0

8           SHARED VOTING POWER
104,790,764

9           SOLE DISPOSITIVE POWER
0

10           SHARED DISPOSITIVE POWER
104,790,764

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
104,790,764

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
71.0%

14           TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 12663P107

1.           NAME OF REPORTING PERSON
Coffeyville Refining & Marketing Holdings, Inc.

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
0

8           SHARED VOTING POWER
104,790,764

9           SOLE DISPOSITIVE POWER
0

10           SHARED DISPOSITIVE POWER
104,790,764

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
104,790,764

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
71.0%

14           TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 12663P107

1.           NAME OF REPORTING PERSON
CVR Energy, Inc.

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
0

8           SHARED VOTING POWER
104,790,764

9           SOLE DISPOSITIVE POWER
0

10           SHARED DISPOSITIVE POWER
104,790,764

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
104,790,764

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
71.0%

14           TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 12663P107

1.           NAME OF REPORTING PERSON
IEP Energy LLC

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
0

8           SHARED VOTING POWER
104,790,764

9           SOLE DISPOSITIVE POWER
0

10           SHARED DISPOSITIVE POWER
104,790,764

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
104,790,764

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
71.0%

14           TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 12663P107

1.           NAME OF REPORTING PERSON
IEP Energy Holding LLC

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
0

8           SHARED VOTING POWER
104,790,764

9           SOLE DISPOSITIVE POWER
0

10           SHARED DISPOSITIVE POWER
104,790,764

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
104,790,764

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
71.0%

14           TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 12663P107

1.           NAME OF REPORTING PERSON
American Entertainment Properties Corp.

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
2,000,000

8           SHARED VOTING POWER
104,790,764

9           SOLE DISPOSITIVE POWER
2,000,000

10           SHARED DISPOSITIVE POWER
104,790,764

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
106,790,764

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
72.4%

14           TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 12663P107

1.           NAME OF REPORTING PERSON
Icahn Building LLC

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
0

8           SHARED VOTING POWER
106,790,764

9           SOLE DISPOSITIVE POWER
0

10           SHARED DISPOSITIVE POWER
106,790,764

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
106,790,764

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
72.4%

14           TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 12663P107

1.           NAME OF REPORTING PERSON
Icahn Enterprises Holdings L.P.

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
4,000,000

8           SHARED VOTING POWER
106,790,764

9           SOLE DISPOSITIVE POWER
4,000,000

10           SHARED DISPOSITIVE POWER
106,790,764

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
110,790,764

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
75.1%

14           TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 12663P107

1.           NAME OF REPORTING PERSON
Icahn Enterprises G.P. Inc.

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
0

8           SHARED VOTING POWER
110,790,764

9           SOLE DISPOSITIVE POWER
0

10           SHARED DISPOSITIVE POWER
110,790,764

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
110,790,764

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
75.1%

14           TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 12663P107

1.           NAME OF REPORTING PERSON
Beckton Corp.

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
0

8           SHARED VOTING POWER
110,790,764

9           SOLE DISPOSITIVE POWER
0

10           SHARED DISPOSITIVE POWER
110,790,764

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
110,790,764

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
75.1%

14           TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 12663P107

1           NAME OF REPORTING PERSON
Carl C. Icahn

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
0

8           SHARED VOTING POWER
110,790,764

9           SOLE DISPOSITIVE POWER
0

10           SHARED DISPOSITIVE POWER
110,790,764

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
110,790,764

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
75.1%

14           TYPE OF REPORTING PERSON
IN

SCHEDULE 13D

Item 1.  Security and Issuer

The Schedule 13D filed with the Securities and Exchange Commission on January 25, 2013 (the "Initial 13D") by the Reporting Persons with respect to the Common Units of CVR Refining, LP (the "Issuer") is hereby amended to furnish the additional information set forth herein. All capitalized terms contained herein but not otherwise defined shall have the meanings ascribed to such terms in the Initial 13D.

Item 4.  Purpose of Transaction

Item 4 of the Initial 13D is hereby amended to add the following:

On June 5, 2013, the underwriters in connection with the Issuer’s public offering which closed on May 20, 2013 partially exercised the Over-Allotment Option with respect to 1,209,236 Common Units. In accordance with the terms of the Underwriting Agreement, settlement occurred on June 10, 2013 and the net proceeds received by the Issuer from the underwriters’ exercise of the Over-Allotment Option will be used by the Issuer to redeem 1,209,236 Common Units from CVRR Holdings.

Item 5.  Interest in Securities of the Issuer

Item 5 of the Initial 13D is hereby amended and restated as follows:

(a) Following the exercise of the Over-Allotment Option, the Reporting Persons may be deemed to beneficially own, in the aggregate, 110,790,764 Common Units, representing approximately 75.1% of the Issuer's outstanding Common Units (based upon the 147,600,000 Common Units stated to be outstanding following the Offering and the exercise of the Over-Allotment Option by the Issuer in the Issuer’s definitive prospectus filed with the SEC pursuant to Rule 424(b)(4) on May 15, 2013).

(b) For purposes of this Schedule 13D:

CVRR Holdings has sole voting power and sole dispositive power with regard to 104,778,764 Common Units, and may be deemed to have shared voting power and shared dispositive power with regard to 12,000 Common Units owned of record by CVRR Holdings Sub. Each of Coffeyville, Marketing, Marketing Holdings, CVI, IEP Energy, Energy Holding, AEP, Building, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn may be deemed to have shared voting power and shared dispositive power with regard to the number of Common Units listed on the applicable cover page for such Reporting Person in this Schedule 13D. AEP has sole voting power and sole dispositive power with regard to 2,000,000 Common Units. Each of Building, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn may be deemed to have shared voting power and shared dispositive power with regard to such Common Units. Icahn Enterprises Holdings has sole voting power and sole dispositive power with regard to 4,000,000 Common Units. Each of Icahn Enterprises GP, Beckton and Mr. Icahn may be deemed to have shared voting power and shared dispositive power with regard to such Common Units.

Each of Coffeyville, Marketing, Marketing Holdings and CVI, by virtue of their relationships to each of CVRR Holdings and CVRR Holdings Sub (as disclosed in Item 2), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Common Units which each of CVRR Holdings and CVRR Holdings Sub directly beneficially owns. Each of Coffeyville, Marketing, Marketing Holdings and CVI disclaims beneficial ownership of such Common Units for all other purposes. Each of IEP Energy, Energy Holding, AEP, Building, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to each of CVRR Holdings, CVRR Holdings Sub and Icahn Enterprises Holdings (as disclosed in Item 2), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Common Units which each of CVRR Holdings, CVRR Holdings Sub, AEP and Icahn Enterprises Holdings directly beneficially owns. Each of IEP Energy, Energy Holding, AEP, Building, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Common Units for all other purposes.

(c) Except as described in this Schedule 13D, the Reporting Persons have not effected any transactions with respect to Common Units during the past sixty (60) days.

Item 6.  Contracts, Arrangements, Understandings or Relationship with Respect to Securities of the Issuer

Item 6 of the Initial 13D is hereby amended to add the following:

The disclosure set forth above in Item 4 is incorporated herein by reference.

SIGNATURE

After reasonable inquiry and to the best of each of the undersigned knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 10, 2013

CVR REFINING HOLDINGS, LLC

By:           /s/ Susan M. Ball
Name: Susan M. Ball
Title: Chief Financial Officer and Treasurer

COFFEYVILLE RESOURCES, LLC

By:           /s/ Susan M. Ball
Name: Susan M. Ball
Title: Chief Financial Officer and Treasurer

COFFEYVILLE REFINING & MARKETING, INC.

By:           /s/ Susan M. Ball
Name: Susan M. Ball
Title: Chief Financial Officer and Treasurer

COFFEYVILLE REFINING & MARKETING HOLDINGS, INC.

By:           /s/ Susan M. Ball
Name: Susan M. Ball
Title: Chief Financial Officer and Treasurer

CVR ENERGY, INC.

By:           /s/ Susan M. Ball
Name: Susan M. Ball
Title: Chief Financial Officer and Treasurer

IEP ENERGY LLC
By: IEP Energy Holding LLC
By: American Entertainment Properties Corp., its sole member

By:           /s/ SungHwan Cho
Name: SungHwan Cho
Title: Chief Financial Officer

IEP ENERGY HOLDING LLC
By: American Entertainment Properties Corp., its sole member

By:           /s/ SungHwan Cho
Name: SungHwan Cho
Title: Chief Financial Officer

AMERICAN ENTERTAINMENT PROPERTIES CORP.

By:           /s/ SungHwan Cho
Name: SungHwan Cho
Title: Chief Financial Officer

ICAHN BUILDING LLC
By: Icahn Enterprises Holdings L.P., its sole member
By: Icahn Enterprises G.P. Inc., its general partner

By:           /s/ SungHwan Cho
Name: SungHwan Cho
Title: Chief Financial Officer

ICAHN ENTERPRISES HOLDINGS L.P.
By: Icahn Enterprises G.P. Inc., its general partner

By:           /s/ SungHwan Cho
Name: SungHwan Cho
Title: Chief Financial Officer

ICAHN ENTERPRISES G.P. INC.

By:           /s/ SungHwan Cho
Name: SungHwan Cho
Title: Chief Financial Officer

BECKTON CORP.

By:           /s/ Edward E. Mattner
Name: Edward E. Mattner
Title: Authorized Signatory

/s/ Carl C. Icahn_____________
CARL C. ICAHN

[Signature Page of Amendment No. 3 to Schedule 13D – CVR Refining, LP]